Exhibit 99.1

GEORGIA-CAROLINA BANCSHARES REPORTS FIRST QUARTER

EARNINGS AND QUARTERLY DIVIDEND

April 30, 2014

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OTCQB), parent company of First Bank of Georgia, today reported 2014 first quarter net income of $852,000 ($0.24 per diluted common share), compared to $2,307,000 ($0.65 per diluted common share) for the three months ended March 31, 2013. Book value totaled $16.54 per common share at March 31, 2014.

Remer Y. Brinson III, President and CEO of the Company, stated “We are pleased to report first quarter earnings of $852,000, although this is well below our first quarter of 2013, where net income was increased by an $806,000 benefit on an insurance policy, as well as higher mortgage loan volume and related gain on loans held for sale. We’ve seen an increase in loan demand which has resulted in a quarterly increase of 4.6% in loans, excluding loans held for sale. We have also experienced a 5.0% increase in net interest income when comparing the first quarter of 2014 to the first quarter of last year.”

Brinson continued, “We have continued to see soft demand in mortgage originations for the third consecutive quarter. Originations for the first quarter of 2014 are down approximately 40% from the first quarter of 2013, which is consistent with national mortgage originations.”

“Asset quality continues to improve and is approaching pre-recession levels,” Brinson related. “Non-performing assets are now only 1.15% of total assets and we continue to operate in a net recovery position related to our allowance for loans losses.”

Georgia-Carolina Bancshares’ Board of Directors also declared a quarterly cash dividend of $0.045 per share of common stock payable on May 20, 2014, to shareholders of record as of May 13, 2014.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Marketplace (OTCQB) under the symbol “GECR”. First Bank of Georgia conducts banking operations through seven offices in Richmond County (Augusta), Columbia County (Evans and Martinez), and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

 GEORGIA-CAROLINA BANCSHARES, INC.

 Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Cash and due from banks	$16,228	$16,828
Securities available-for-sale	156,788	158,439

Loans	287,138	274,747
Allowance for loan losses	(5,332)	(5,357)
Loans, net	281,806	269,390

Loans held for sale at fair value	29,395	31,298
Bank-owned life insurance	14,963	14,834
Bank premises and equipment, net	9,441	9,512
Accrued interest receivable	1,907	1,854
Other real estate owned, net	4,701	4,897
Federal Home Loan Bank stock	1,140	1,606
Other assets	6,714	7,840

Total assets	$523,083	$516,498

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$80,048	$76,747
Interest-bearing:
NOW accounts	62,640	59,661
Money market accounts	77,180	74,056
Savings	56,866	56,757
Time deposits less than $100,000	53,434	54,859
Time deposits $100,000 or greater	72,604	72,637
Brokered and wholesale deposits	24,381	24,988
Total deposits	427,153	419,705

Short-term debt	15,000	22,200
Repurchase agreements	13,481	12,111
Other liabilities	7,975	5,593

Total liabilities	463,609	459,609

Shareholders' equity

Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,594,973 and 3,572,204 shares issued and outstanding	4	4
Additional paid-in-capital	16,364	16,192
Retained earnings	45,449	44,758
Accumulated other comprehensive income/(loss)	(2,343)	(4,065)
Total shareholders' equity	59,474	56,889
Total liabilities and shareholders' equity	$523,083	$516,498

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Interest income
Interest and fees on loans	$3,820	$3,884
Interest on taxable securities	635	514
Interest on nontaxable securities	151	116
Other interest income	4	6
Total interest income	4,610	4,520

Interest expense
Interest on NOW, money market, and savings deposits	126	147
Interest on time deposits less than $100,000	111	134
Interest on time deposits $100,000 or greater	148	170
Interest on brokered and wholesale deposits	59	112
Interest on funds purchased and other borrowings	17	6
Total interest expense	461	569

Net interest income	4,149	3,951

Provision for loan losses	(222)	(602)

Net interest income after provision for loan losses	4,371	4,553

Non-interest income
Service charges on deposits	343	370
Mortgage banking activities	1,425	2,004
Net gains on sales of other real estate	82	145
Net gains on securities available for sale	16	13
Other	402	1,257
Total non-interest income	2,268	3,789

Non-interest expense
Salaries and employee benefits	3,327	3,074
Occupancy expenses	381	368
Other real estate owned expenses	169	159
Other	1,617	1,612
Total non-interest expense	5,494	5,213

Income before income taxes	1,145	3,129

Income tax expense	293	822

Net income	$852	$2,307

Earnings per common share
Basic	$0.24	$0.65
Diluted	$0.24	$0.65

Dividends per common share	$0.045	$0.040